As filed with the Securities and Exchange Commission on December 17, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FEI COMPANY

(Exact name of Registrant as specified in its charter)

Oregon	93-0621989
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5350 NE Dawson Creek Drive

Hillsboro, Oregon 97124-5793

(503) 726-7500

(Address of principal executive offices)

1995 Stock Incentive Plan, as amended

Employee Share Purchase Plan, as amended

(Full titles of the plans)

Don R. Kania

President and Chief Executive Officer

FEI Company

5350 NE Dawson Creek Drive

Hillsboro, Oregon 97124-5793

(Name and address of agent for service)

(503) 726-7500

(Telephone number, including area code, of agent for service)

Copies to:

Bradley J. Thies FEI Company 5350 NE Dawson Creek Drive Hillsboro, Oregon 97124-5793 (503) 726-7500	N. Anthony Jeffries Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value, and associated preferred stock purchase rights
- To be Issued under 1995 Stock Incentive Plan	250,000 shares	$17.49(2)	$4,372,500.00(2)	$171.84
- To be Issued under Employee Share Purchase Plan	250,000 shares	$14.87(3)	$3,717,500.00(3)	$146.10
Total	500,000 shares			$317.94

(1)	This registration statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)	The proposed maximum offering price per share was determined pursuant to Rule 457(h) under the Securities Act of 1933 to be equal to $17.49 per share, the average of the high and low price of the registrant’s common stock as reported on The NASDAQ Global Market on December 12, 2008.

(3)	The proposed maximum offering price per share was determined pursuant to Rule 457(h) under the Securities Act of 1933 to be equal to $14.87 per share, which is 85% of the average of the high and low price of the registrant’s common stock as reported on The NASDAQ Global Market on December 12, 2008. Pursuant to the Registrant’s Employee Share Purchase Plan, as amended, the purchase price of a share of Common Stock shall be an amount equal to 85% of the lesser of the fair market value of a share of Common Stock on the exercise date or the first day of the applicable offering period.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents have been filed by FEI Company (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•	Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 29, 2008, as amended on March 14, 2008;

•	Registrant’s Quarterly Reports on Form 10-Q filed on May 2, 2008, August 1, 2008 and October 31, 2008;

•

Registrant’s Current Reports on Form 8-K filed on January 4, 2008, January 11, 2008, February 26, 2008, March 5, 2008, April 29, 2008, May 27, 2008, June 10, 2008, July 30, 2008 and September 23, 2008 to the extent filed and not furnished; and

•	Registrant’s description of common stock contained in its registration statement on Form 8-A, filed on May 8, 1995, including any amendments filed for the purpose of updating that description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Our articles and bylaws provide that we will indemnify to the fullest extent not prohibited by law any current or former officer or director. The Oregon Business Corporation Act (the “OBCA”) permits corporations to indemnify directors in certain circumstances, prohibits corporations from indemnifying directors in other circumstances and requires corporations to indemnify officers and directors in yet other circumstances.

Section 60.391 of the OBCA permits corporations to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

a) The conduct of the individual was in good faith;

b) The individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests; and

c) In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (b) above. Furthermore, the termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described herein. Indemnification permitted under Section 60.397 of the OBCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 60.397 of the OBCA prohibits corporations from indemnifying a director:

a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

b) In connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Section 60.394 of the OBCA requires corporations to indemnify an officer or director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the officer or director was a party because of being an officer or director of the corporation against reasonable expenses incurred by the officer or director in connection with the proceeding.

Because the limits of permissible indemnification under the OBCA are not clearly defined, our articles and bylaws may provide for broader indemnification than that described in the OBCA. Our articles and bylaws provide that we shall indemnify to the fullest extent not prohibited by law any current or former officer or director who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was acting as a director, officer or agent of the corporation or as a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that, at the written request of the director of officer, we may pay in advance the expenses incurred by such director or officer in any proceeding, if the director or officer:

a) Furnishes the corporation a written affirmation of such person’s good faith belief that such person is entitled to be indemnified by the corporation; and

b) Furnishes the corporation a written undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the corporation.

Such advances shall be made without regard to the person’s ability to repay such expenses and without regard to whether the person ultimately is entitled to indemnification under our bylaws or otherwise.

In addition to the indemnification provided for in our articles and bylaws, we have entered into, and intend to enter into in the future, indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers under the OBCA.

We also maintain insurance for the protection of our directors and officers against any liability asserted against such individuals in their official capacities. The rights of indemnification described in our articles and bylaws are not exclusive of any other rights of indemnification to which a director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise and as to action in another capacity while holding such office.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1(1)	1995 Stock Incentive Plan, as amended

4.2(2)	Employee Share Purchase Plan, as amended

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the legality of the securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-5 of this Form S-8)

(1)	Incorporated by reference to our Current Report on Form 8-K filed with the Commission on May 27, 2008.

(2)	Incorporated by reference to our Quarterly Report on Form 10-Q filed with the Commission on October 31, 2008.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 6 of Part II of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on December 17, 2008.

FEI COMPANY

By:	/s/ Don R. Kania
Don R. Kania
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Don R. Kania, Raymond A. Link and Bradley J. Thies and each of them individually, as his true and lawful attorneys-in-fact and agents, with the power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Don R. Kania Don R. Kania	President and Chief Executive Officer (Principal Executive Officer)	December 17, 2008

/s/ Raymond A. Link Raymond A. Link	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 17, 2008

/s/ Michael J. Attardo Michael J. Attardo	Director	December 17, 2008

/s/ Lawrence A. Bock Lawrence A. Bock	Director	December 17, 2008

/s/ Wilfred J. Corrigan Wilfred J. Corrigan	Director	December 17, 2008

/s/ Thomas F. Kelly Thomas F. Kelly	Director	December 17, 2008

/s/ William W. Lattin William W. Lattin	Director	December 17, 2008

/s/ Jan C. Lobbezoo Jan C. Lobbezoo	Director	December 17, 2008

/s/ Gerhard H. Parker Gerhard H. Parker	Director	December 17, 2008

/s/ James T. Richardson James T. Richardson	Director	December 17, 2008

Donald R. VanLuvanee	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1(1)	1995 Stock Incentive Plan, as amended

4.2(2)	Employee Share Purchase Plan, as amended

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the legality of the securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-5 of this Form S-8)

(1)	Incorporated by reference to our Current Report on Form 8-K filed with the Commission on May 27, 2008.

(2)	Incorporated by reference to our Quarterly Report on Form 10-Q filed with the Commission on October 31, 2008.